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                                   EXHIBIT 11

                        COMPUTATION OF PER SHARE EARNINGS
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


                                                           Year ended December 31
                                              --------------------------------------------
                                                 1995            1994              1993
                                              ----------      ----------       -----------
A.  Net Income (Loss)                         $6,248,000      $ (977,000)      $(8,972,000)

B.  Unpaid Cumulative Dividends on
      Class A Preferred Stock                    (50,000)       (116,000)              --
                                              ----------      ----------       -----------

C.  Adjusted Net Income (Loss)                $6,198,000     $(1,093,000)      $(8,972,000)

D.  Weighted Average Common Shares             8,175,819       2,874,600         1,244,374

E.  Income (Loss) per Common Share (C/D)      $      .76      $     (.38)      $     (7.21)

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